                                                                   EXHIBIT 10.46

September 26, 2002

VIA HAND DELIVERY


Gregory A. Gould


Dear Greg:

This letter confirms our agreement to amend and restate the severance arrangements provided in our letter agreement with you dated August 25, 2000. This document will speak as of its original date, i.e., August 25, 2000. In connection with the planned corporate restructuring announced today, and to recognize the value of your contribution to the effort and encourage you to remain employed with Colorado MEDtech, Inc. ("CMED" or the "Company"), through the restructuring, you are eligible for the following:

         1.       If, prior to June 30, 2004, CMED completes:

                  (a) a merger, stock swap, change in control, or sale of substantially all of its assets (an "entity trigger event"), then:

                           (i)      If, at the time of, or within forty-five
days prior to closing of an entity trigger event, or within twelve (12) months after closing of an entity trigger event your employment is terminated by the Company without cause, or if you voluntarily terminate your employment for good reason, then severance is payable. Severance payments shall commence two weeks after closing of an entity trigger event.

                           (ii)     If your employment is not terminated, or
within 10 days after the entity trigger event you are offered substitute employment with the successor entity at a level which would not give you good reason not to accept, then no severance is payable. If you are not terminated or if you accept such offered employment, a 12-month tail period will begin. If within the tail period your employment is terminated by the Company or the successor employer without cause, or if you voluntarily terminate your employment for good reason, then severance is payable, and severance payments shall commence two weeks after termination.

or:

                  (b) a sale of a significant portion of the assets of any operating division of CMED (treating CIVCO as an operating division, and including a merger, stock swap or change in control of CIVCO) or closure and discontinuance of operation of any such operating division (a "division trigger event"), then the same rules apply as in subparagraph (a), above, but if you remain employed by the Company after a division trigger event then the tail period shall restart after each division trigger event.

         2.       For purposes of this letter:

                  (a) "Severance", which shall be considered liquidated damages in lieu of any other payments or obligations of the Company in connection with your employment or termination, means continuation of your base salary payments: for twelve (12) months following the date of termination ("Severance Period"). Payment of severance will be conditioned upon your execution of, and full compliance with, a Request for Post-Employment Allowance in the form attached hereto as Exhibit A. The Company shall make adequate provision for payment of all severance payment obligations.


                  (b) For purposes of this letter, your employment with the Company shall be deemed terminated for "Cause" only if it is terminated by the Company for:

                      (i) misappropriation of corporate confidential information (or unauthorized disclosure thereof) or funds by you or with your direct involvement;

                      (ii) fraud, embezzlement, theft or dishonesty by you \ reasonably suspected by the Company; or

                      (iii) negligent or willful misconduct or dereliction of duty by you; provided, however, that no discharge shall be deemed for Cause under this clause (iii) unless you shall have first received written notice from the Company advising you of the specific acts or omissions alleged to constitute such negligent or willful misconduct, and such misconduct continues uncured by you for a period of twenty (20) days.

                  (c) "Good Reason" shall exist if you: (1) are demoted from the position you held prior to an entity trigger event or division trigger event; (2) are assigned duties inconsistent with your roles and responsibilities prior to an entity trigger event or division trigger event; (3) are required to materially increase your travel obligations from those you had prior to an entity trigger event or division trigger event; (4) are relocated to an office or site greater than 50 miles from your location prior to an entity trigger event or division trigger event; or (5) your compensation or benefits are materially reduced (including paid time off and vacation).

                  (d) A "change of control of the Company" will be deemed to occur under either of the following circumstances: (A) any "person" (as that term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities, or (B) if, at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

         3. If, after termination, you elect to continue your group health insurance coverage through COBRA, the Company will also pay the monthly medical insurance premium payment required to maintain your then current medical insurance coverage (less any amount you are paying for such insurance at the time of termination, which amount will continue to be required from you by the beginning of each month) after termination for the duration of the Severance Period or until you obtain new employment, whichever occurs first. If you fail to make any required payment, the Company's payment obligations under this paragraph will terminate.

         4. In the event you retain counsel to enforce this letter the Company will reimburse you for reasonable attorneys fees and costs associated with such effort. If any action at law or in equity is necessary to enforce or interpret the terms of this letter, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

         5. The terms and existence of this letter agreement are confidential.

         This letter shall not by itself constitute an agreement for a specific term of employment. EITHER YOU OR THE COMPANY MAY TERMINATE YOUR EMPLOYMENT AT ANY TIME AND FOR ANY REASON.

COLORADO MEDTECH, INC.                         AGREED AND ACCEPTED:



By: /s/ Stephen K. Onody                             /s/ Gregory A. Gould
   -------------------------                   ---------------------------------
   Stephen K. Onody,                           Gregory A. Gould
   President and Chief Executive Officer

                                    EXHIBIT A

                      REQUEST FOR POST-EMPLOYMENT ALLOWANCE

         This request for severance allowance is made by Gregory A. Gould ("the Employee") pursuant to the provisions of the letter agreement (the "Agreement") between the Employee and Colorado MEDtech, Inc. (the "Company").

         1. In consideration of the execution of this request for post-employment allowance, the Company agrees to pay me the amount set forth in the Agreement.

         2. Upon receipt of these payments, I fully and finally release, waive and discharge Company, including any of its parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, shareholders, employees, assigns, insurers and employee benefit administrators (hereinafter "Released Parties") from all charges, claims and causes of action of any sort which I may have, including but not limited to, claims arising from or related to my employment or termination of my employment, any age, race, any unlawful employment practices of any kind, whether such claims arise under federal, state, local, common, contract, tort or other laws or regulations, specifically including Title VII of the Civil Rights Act of 1964 as amended by the Equal Employment Opportunity Act of 1972 and the Age Discrimination in Employment Act, 42 U.S.C. Section 1981. BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT COMPANY HAS ADVISED ME TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY BEFORE SIGNING IT. I further acknowledge and agree that the Company is not responsible for any of my costs, expenses, and attorneys' fees, if any, incurred in connection with the review and signing of this Agreement. I acknowledge that I have been given a period of at least twenty-one (21) days in which to consider the terms of this Agreement. If I have chosen to waive the twenty-one day period, I represent that I did so voluntarily without any pressure by Company. I also understands that I have the right to revoke this Agreement at any time within seven (7) days after signing it, by providing written notice to Company, and that upon such revocation, this Agreement will not have any further legal effect.

         3. I represent and warrant that I have returned all property of the Company in my possession, including but not limited to, documents, manuals, pertinent business contacts (names and addresses), shareholder lists, software, computers and computer disks, notes, keys, cellular phone, and other articles or equipment I used in the course of my employment.

         4. It is understood that the Company does not admit the existence or validity of any such claims or any liability of any sort nor has the Company made any agreement or promise to do or omit to do any act or thing not herein set forth.

         5. I agree that I will not disclose this document or its terms or provisions without first obtaining the written consent of the Company.

         6. I understand that this Request shall be governed by Colorado law.

         7. I have read and completely understand this request and recognize that it constitutes a general release and waiver of all claims, and I agree that this is an acceptable compromise of any such claims and knowingly and voluntarily intend to be bound by these provisions without any further promises or consideration by the Company. I further agree that this agreement terminates all other agreements between myself and the Company, excluding any non-disclosure or non-compete obligations which may survive my employment. As such, except as provided in this Agreement, I am not entitled to any other benefits as a result of my separation.

EMPLOYEE:


------------------------------------                 ------------------
                                                     Date



                                       2